Exhibit 99.1

Media Contacts:

Fred Kornberg, President and Chief Executive Officer

Robert G. Rouse, Chief Financial Officer

(631) 777-8900

Info@comtechtel.com

COMTECH TELECOMMUNICATIONS CORP. ANNOUNCES PROMOTION OF

DANIEL S. WOOD TO PRESIDENT OF COMTECH MOBILE DATACOM CORP.

AND RETIREMENT OF PRES WINDUS AFTER 29 YEARS WITH COMTECH

Melville, NY, April 6, 2005 – Comtech Telecommunications Corp. (NASDAQ: CMTL) announced today that Daniel S. Wood has been promoted to President of its Germantown, Maryland-based subsidiary, Comtech Mobile Datacom Corp. (Comtech Mobile Datacom). J. Preston Windus, Jr. will be retiring after 29 years with the Company, including the last 3 years as President of Comtech Mobile Datacom Corp.

Mr. Wood was hired in October 2004 in anticipation of Mr. Windus’ retirement and has served as Executive Vice President of Operations of Comtech Mobile Datacom since then. Mr. Wood has 25 years of experience in various areas including operations, marketing, finance and contract administration. Most recently, Mr. Wood was employed by EDO Corporation, a supplier of military and commercial products and services. He served in various capacities, including Group Director of Finance, Director of Marketing and Strategic Planning, and Director of Contracts.

In addition to serving as President of Comtech Mobile Datacom, during his tenure with the Company, Mr. Windus has served in numerous capacities, including President of Comtech PST, President of Comtech Antenna Systems and Chief Financial Officer of Comtech Telecommunications Corp. Through December 31, 2005, Mr. Windus will serve as Senior Advisor to Mr. Wood in ensuring a smooth transition.

In commenting on the transition in leadership at Comtech Mobile Datacom, Fred Kornberg, President and Chief Executive Officer of Comtech Telecommunications Corp., noted, “Pres Windus has been a key member of the Comtech team for 29 years and has been instrumental in the success that Comtech Mobile Datacom has enjoyed in recent years. Although Pres’ shoes will not be easy to fill, we have been planning for his retirement during the past year.”

Mr. Kornberg added, “Dan Wood has the ideal background and skill set to take over the reins from Pres Windus at Comtech Mobile Datacom. His strong operations and finance experience is very similar to that of Pres. Dan will be supported by a strong management team, including Tim Moore, Comtech Mobile Datacom’s Executive Vice President of Government Sales. Tim will continue to play a critical role in maintaining and enhancing our relationships with U.S. government customers.”

Mr. Kornberg concluded, “We congratulate Dan on this important promotion and milestone in his career. Dan has made significant contributions during the past six months and we are confident that he will provide the leadership necessary to continue Comtech Mobile Datacom’s successful track record. I will be working closely with Dan and Pres to ensure a seamless transition.”

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Comtech Mobile Datacom Corp., a Germantown, Maryland-based company, is engaged in the provision of satellite-based packet data communication systems and location and messaging services. To learn more about Comtech Mobile Datacom, please visit the company’s website at www.comtechmobile.com.

Comtech Telecommunications Corp. designs, develops, produces and markets innovative products, systems and services for advanced communications solutions. The Company conducts its business through three complementary segments: telecommunications transmission, mobile data communications, and RF microwave amplifiers. The Company offers niche products, systems and services where it believes it has technological, engineering, systems design or other expertise that differentiate its product offerings.

Certain information in this press release contains statements that are forward-looking in nature and involve certain significant risks and uncertainties. Actual results could differ materially from such forward-looking information. The Company’s Securities and Exchange Commission filings identify many such risks and uncertainties. Any forward-looking information in this press release is qualified in its entirety by the risks and uncertainties described in such Securities and Exchange Commission filings.

PCMTL

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